EXHIBIT 15.1

BLOCKWARE MASTER PURCHASE AGREEMENT

This Master Purchase Master Agreement (this “Master Agreement”) is dated as of the date indicated on the signature page (the “Effective Date”), and is made by and between Blockware Solutions LLC, a Delaware limited liability company with its address at 8 The Green, Suite A Dover, DE 19901 (“Blockware”) and The Graystone Company (“Customer”). Blockware and Customer are  sometimes hereinafter referred to as each, a “Party”, and together, the “Parties”.

WHEREAS, Blockware sells certain digital asset mining equipment (“Mining Equipment”) and Customer may desire, from time to time, to purchase Mining Equipment from Blockware;

WHEREAS, Blockware installs, maintains and operates the Mining Equipment (“Mining Services”) and Customer may desire for Blockware to perform Mining Services; and

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1. MINING EQUIPMENT AND SERVICES

1.1. Mining Equipment. Blockware agrees to sell, and Customer agrees to purchase, the type, quantity, purchase price, delivery dates and delivery location of the Mining Equipment specified on each purchase order contract (each such form, a “Purchase Order”), a copy of which is attached and incorporated hereto as Exhibit A to this Master Agreement. Blockware will not sell any goods other than the Mining Equipment described in a Purchaser Order.

1.2. Services. Blockware will perform Mining Services, including but limited to the installation, maintenance and operation of Mining Equipment, as well as electrical power and Internet service (collectively, the “Services”) as specified in a Purchaser Order received from Customer. Blockware will not provide Customer with any services other than the Services described in a Purchaser Order.

1.3. Facility. Blockware will provide the Mining Equipment and/or Services to Customer at one or more Blockware facilities (each a “Facility”) as specified in a Purchaser Order received from Customer. Blockware may update, amend or modify any Purchase Order from time to time to add or delete Mining Equipment, Services or a Facility, as appropriate, to account for any change orders.

2. TERM AND TERMINATION

2.1. Term. The term of this Master Agreement shall commence on and include the Effective Date and shall end on and include the day that is the earlier of (a) the day that Blockware notifies Customer in writing that Blockware has terminated this Master Agreement pursuant to Section 2.2 below and (b) the final day of the Term (as specified in a Purchase Order).

2.2. Termination for Cause. Blockware may terminate this Master Agreement for cause immediately following written notice to Customer, if Customer: (a) fails to make any payment(s) when due pursuant to this Master Agreement; (b) breaches, repudiates, violates, or fails to perform or fulfill any covenant, agreement or provision of this Master Agreement; (c) makes or is deemed to have made any representation or warranty under this Master Agreement that is incorrect or misleading in any material respect; (d) consolidates or amalgamates with, or merges into, or transfers all or substantially all of its assets or reorganizes or reconstitutes into or as, another entity, and the resulting, surviving or transferee entity fails to assume all of the obligations of Customer under this Master Agreement or (e) dissolves, liquidates, seeks protection under any bankruptcy or insolvency law or proceeding or similar law affecting creditors’ rights, becomes insolvent or is unable to pay its debts or fails or admits in writing its ability generally to pay its debts as they become due (each event, a “Default”).

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2.3. Effect of Termination. In the event of a Default by Customer or if Customer agrees to pay immediately to Blockware all amounts then owed as determined by Blockware, then without further notice to Customer, Blockware shall have the right to immediately (a) obtain or retain possession of; (b) reconfigure for Blockware’s use; (c) remove and store at Customer’s sole expense, all or any portion of the Mining Equipment without any cost, obligation or liability of Blockware to Customer; or (d) discontinue or limit the Services. All deposits and payments by Customer are non-refundable and, in the event of a Customer’s Default, Blockware shall have no further obligation or liability to Customer.

3. MINING EQUIPMENT AND SERVICES FEES

3.1. Initial Setup Fees. In connection with any Mining Equipment or Services, Customer shall pay Blockware the Initial Setup Fee (as specified in a Purchaser Order). Blockware shall determine the Initial Setup based on, among other things, the Services to be performed, the cost to prepare the Facility and install the Mining Equipment at the Facility. The Initial Setup Fee is due within five (5) business days of the Effective Date.

3.2. Monthly Service Fees. In connection with any Mining Equipment or Services, Customer shall pay Blockware the Monthly Service Fee (as defined in a Purchaser Order). Blockware shall determine the Monthly Service Fees based on, among other things, the Services performed at the Facility, the Expected Hourly Consumption (as specified in a Purchaser Order) of power for the Mining Equipment at the Facility, the projected operating costs of the Facility and other expenses related to the monthly operation and maintenance of the Mining Equipment at the Facility. The Monthly Service Fee is due within five (5) business days of the Effective Date; provided that, the initial Monthly Service Fees shall include the first two (2) months of the Estimated Monthly Amount (as defined below).

3.3. Adjustment. From time to time, but not less than annually (the “Annual Adjustment”), Blockware shall adjust the Monthly Service Fee in advance to account for, or “true-up” as the case may be, reasonably foreseeable changes in the type Services, expenses related to the Services and number of, or type of, mining rigs used and operating costs at the Facility (the “Estimated Monthly Amount”). Invoices for the Annual Adjustment and the Estimated Monthly Amount, including any adjustment applied to the invoice based on the number of miners and metered amount of power for the prior month, shall be paid by Customer within five (5) business days from the date of the invoice issued by Blockware.

3.4. Taxes. Where applicable, Customer is responsible for paying any and all taxes, including without limitation any federal, state, or local taxes on manufacture, sales, gross income, receipts, occupation, or use.

3.5. Payment Method. All payments due and owing under this Master Agreement shall be made in the time and manner specified herein. Late payments will incur interest at the lesser of 1.5% per month (18% per annum) or the maximum amount allowed under applicable law.

3.6. Sales Are Final. Blockware does not allow refunds or exchanges of Mining Equipment. Blockware, at its sole discretion may decide to allow for refunds or exchanges depending on the circumstances on a case by case basis. Blockware shall not be responsible for any lost or damaged Mining Equipment.

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3.7.Remedies. If Customer fails to pay any amount due and owing under this Master Agreement, Customer acknowledges and agrees that Blockware’s remedies shall have the right to immediately (a) power down the Mining Equipment, (b) block or limit access to the Mining Equipment, (c) discontinue or limit the Services to Customer; (d) disconnect the Mining Equipment from all Internet, power and telecommunications services; (e) repossess or remove the Mining Equipment from the Facility and/or place in storage; and (f) require Customer to pay any and all amounts due under this Master Agreement; (g) take any action specified in aOn Purchase Order and/or (h) terminate this Master Agreement and take such actions described in Section 2.2 above.

4. SECURITY INTEREST

Customer hereby grants a first lien security interest in the Mining Equipment in favor of Blockware to secure the obligations of Customer under this Master Agreement. Blockware may, at such time as it determines appropriate, file a UCC-1 Financing Statement in such places as it determines to evidence the security interest granted by Customer to Blockware under this Master Agreement. Customer hereby authorizes Blockware to file a UCC financing or continuation statement describing the Mining Equipment and the proceeds of such equipment as “collateral” to secure Customer’s obligations under this Master Agreement in any manner that Blockware or its counsel deems appropriate, including a description of such collateral to include the Mining Equipment, the proceeds of the equipment including “all assets, whether now owned or hereafter acquired” (or words of similar effect) (collectively the “Collateral”). Customer hereby pledges to Blockware, as security for Borrower’s obligations hereunder, and grants to Blockware, a first priority continuing security interest in, lien on and rights to net and set-off any amounts owed against the Collateral. Customer agrees to undertake actions reasonably necessary to preserve the lien and security interest on the Collateral so that the Collateral remains subject to the first priority perfected security interest granted hereunder. Notwithstanding any termination of this Master Agreement, Blockware’s first priority security interest in the Collateral shall remain in effect for so long as any unpaid amounts due or owing to Blockware remains outstanding.

5. NETWORK & ACCESS

5.1. Network. As part of the Services, Blockware may provide local network connectivity to each piece of Mining Equipment for Customers to remotely manage their Mining Equipment.

5.2. Access. Access to the Facility is limited. Only those persons specifically authorized in writing by Blockware may access the Facility. Blockware may deny or suspend Customer’s access to the Mining Equipment without notice to Customer; provided that:

5.2.1. All access into the Facility must be supervised by a Blockware representative.

5.2.2. Customer shall request access to the Facility in writing reasonably well in advance.

5.2.3. Blockware will make every reasonable attempt to accommodate Customer’s after-hour emergency service requests. Service may occur based on availability of Blockware staff and relevant health and safety considerations.

5.3. Hazardous Conditions. If, based on the good faith and reasonable discretion of Blockware, its employees or agents, any hazardous conditions arise on, from, or affecting the Facility, Blockware is hereby authorized to discontinue or limit Services under this Master Agreement without notice or subjecting Blockware to any liability or further obligations.

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6. SERVICES AND OPERATION OF THE MINING EQUIPMENT

Customer acknowledges that the Facility may be situated at an or near an industrial site which may be subject to hazardous waste, dust and high temperatures generated by pre-existing industrial operations. Accordingly, Customer understands and acknowledges that Blockware has reviewed the operation conditions at the Facility and agrees that such conditions are acceptable to perform Services and host the Mining Equipment. The Parties acknowledge and agree that Blockware, its affiliates, agents, officers, directors and employees shall not be liable for any losses or damages caused by failure to perform Services or defects or failures of the Mining Equipment caused or related to the operating conditions of the industrial site where the Facility is situated.

7. CUSTOMER AGREEMENTS

7.1. Blockware Pool. Customer agrees to use Blockware Pools, including FPPS, for Customer’s operations at the Facility.

7.2. Acceptable Use. Customer agrees to use the Facility and the Mining Equipment only for the hashing, validation, staking and/or minting of digital assets.

7.3. Compliance with Laws. Customer agrees to comply with all laws, including international laws applicable to the Services and the Mining Equipment, the laws of the United States of America, the laws of the states in which Customer is doing business, and the state and local laws where the Facility is located.

7.4. Licenses and Permits. Customer will obtain and maintain any authorizations, licenses, permits, consents, or approvals from any federal, state or local government, which may be necessary to install, possess, own, or operate the Mining Equipment or receive the Services.

7.5. Insurance. Customer will obtain and maintain adequate insurance coverage for the Mining Equipment. Customer agrees to look exclusively to Customer’s insurer to recover for injury or damage in the event of any loss or injury, and releases and waives all right of recovery against Blockware and its agents, affiliates, subsidiaries, officers, directors and employees.

7.6. Equipment in Good Working Order. For new Mining Equipment, a manufacturer warranty may be provided. Blockware is not responsible for arranging return or replacement of units, however, may arrange for return or replacement depending on the circumstances on a case by case basis. For used Mining Equipment, no warranty will be provided. Blockware will use reasonable efforts to screen and test the Mining Equipment but is not responsible for the working condition of the Mining Equipment. Customer understands and agrees that Customer may be responsible for any costs associated with the troubleshooting and repair of Mining Equipment, including labor and parts, or the return or replacement of Mining Equipment. Blockware is not responsible in any way for installation delays or loss of profits as a result of Mining Equipment deemed not to be in good working order at the Facility.

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7.7. Modification and/or Overclocking of Equipment. Mining Equipment hash rates stated by the manufacturer are estimated. Each machine may perform above or below the stated hash rates due to a variety of factors, including but not limited to power usage, environmental conditions, equipment age, pool performance, and other factors not listed herein. Customer will notify Blockware, and obtain prior written approval from Blockware, before making any modifications, alterations, firmware adjustments or overclocking of Customer’s Mining Equipment where the effect of which would cause such Mining Equipment to fail to meet the standard and/or factory specifications.

7.8. Event of Emergency. In the event of an emergency, as determined in Blockware’s reasonable discretion, Customer understands and agrees that Blockware may rearrange, remove, or relocate the Mining Equipment without any liability to Blockware. Notwithstanding the foregoing, in the case of emergency, Blockware shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Mining Equipment.

7.9. Removal. Customer will not remove any of the Mining Equipment from the Facility without the prior written authorization of Blockware, including confirmation that Customer has paid the Purchase Price and all amounts owed to Blockware. Customer will provide Blockware with written notification a minimum of thirty (30) days before Customer wishes to remove any of the Mining Equipment from the Facility. Before authorizing the removal of the Mining Equipment, Blockware will verify that Customer has no payments due. Once Blockware authorizes the removal of the Mining Equipment from the Facility, Customer will remove such Mining Equipment, and shall be solely responsible for arranging for the removal with the manager of the Facility and Customer shall be solely responsible to provide appropriate packaging and moving materials. If Blockware permits Customer to use an agent or other third party to remove the Mining Equipment, Customer shall be solely responsible for the acts of such party, and any damages caused by such party to the Mining Equipment or otherwise.

7.10. Developments. Customer will make full and prompt disclosure to Blockware of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Customer (alone or jointly with others) or under Customer’s direction during the Term. Customer acknowledge that all work performed by Customer is on a “work for hire” basis, and is hereby do assigned and transferred and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of Customer’s right, title and interest in and to all Developments that relate to the business of Blockware or any customer of, supplier to or business partner of Blockware or any of the products or services being researched, developed, manufactured or sold by Blockware or which may be used with such products or services.

8. CUSTOMER REPRESENTATIONS AND WARRANTIES

8.1. Status. Customer is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

8.2. Powers. Customer has the power to execute this Master Agreement and any other documentation relating to this Master Agreement to which it is a party, to deliver this Master Agreement and any other documentation relating to this Master Agreement that it is required by this Master Agreement to deliver and to perform its obligations under this Master Agreement.

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8.3. No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

8.4. Consents. All governmental and other consents that are required to have been obtained by it with respect to this Master Agreement to which is Customer a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

8.5. Obligations Binding. Its obligations under this Master Agreement to which Customer is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms

8.6. Not a Prohibited Person. Neither Customer, nor any of its affiliates, equity holders, directors, officers, managers, or direct or indirect beneficial owners, (i) appears on the Specially Designated Nationals and Blocked Persons List or other anti-money laundering (“AML”) list, nor are they located in a prohibited jurisdiction or otherwise a party with which Customer is prohibited to deal under the laws of the United States, (ii) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities, or (iii) is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure. Customer (A) has conducted thorough know your customer (“KYC”) due diligence with respect to all of its affiliates, equity holders, directors, officers, managers and beneficial owners, (B) has established the identities of all of them and the source of each of their funds, and (C) will retain evidence of those identities, any source of funds and any due diligence.

8.6. Accuracy of Information. All information provided to Blockware by Customer is accurate, current and not misleading in any material respect, including without limitation, the KYC, AML and other information provided to Blockware on Customer’s Client Onboarding Form, a copy of which is attached hereto as Exhibit B. Customer will update, amend or modify the Client Onboarding Form as necessary to provide notice to Blockware of any changes in Customer information.

9. COMMON CARRIER

Blockware and Customer agree that Blockware is acting solely as a common carrier in its capacity of providing the services hereunder, and is not a publisher of any material or information. Furthermore, Blockware has no right or ability to censor materials or information traversed through Blockware’s networks.

10. WARRANTY & DISCLAIMER

BLOCKWARE MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICE, MINING EQUIPMENT OR THE OPERATING TEMPERATURE OF THE FACILITY. THE SERVICE, MINING EQUIPMENT AND THE FACILITY PROVIDED BY BLOCKWARE IS PROVIDED “AS IS.” BLOCKWARE MAY NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY, ETC. BLOCKWARE MAKES NO WARRANTY WHATSOEVER, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; or (C) WARRANTY AGAINST INTERFERENCE. BLOCKWARE DOES NOT WARRANT THAT (A) THE MINING EQUIPMENT AND SERVICE SHALL BE AVAILABLE 24/7 OR FREE FROM INTERRUPTIONS; (B) THE MINING EQUIPMENT AND SERVICE SHALL MEET CUSTOMER’S REQUIREMENTS; OR (C) THE MINING EQUIPMENT AND SERVICE SHALL PROVIDE ANY FUNCTION NOT DESCRIBED IN THIS AGREEMENT.

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11. LIMITATION OF LIABILITY

11.1. Customer understands and acknowledges that in some situations Mining Equipment functionality may be unavailable due to factors outside of Blockware’s control. This includes, but is not limited to network failures, pool operator failures, denial of service attacks, currency network outages, thefts, hacking or malicious attacks on the crypto networks or exchanges, power outages, or acts of God. BLOCKWARE SHALL HAVE NO OBLIGATION, RESPONSIBILITY, AND/OR LIABILITY FOR THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE MINING EQUIPMENT FUNCTIONALITY CAUSED BY FACTORS OUTSIDE OF BLOCKWARE’S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER’S DATA OR FILES WHATSOEVER; (C) ANY LOST REVENUE TO CUSTOMER DURING OUTAGES, EQUIPMENT FAILURES, ETC.; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER BLOCKWARE’S CONTROL; OR (E) DAMAGES RESULTING FROM MINING EQUIPMENT OR ANY THIRD PARTY EQUIPMENT.

11.2. IN NO EVENT SHALL BLOCKWARE BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, NEGLIGENCE, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING, BUT NOT LIMITED TO, THOSE WHICH MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF BLOCKWARE PURSUANT TO THIS AGREEMENT. EXCLUDING ANY CLAIMS FOR INDEMNIFICATION UNDER SECTION 11, BLOCKWARE’S LIABILITIES UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY BLOCKWARE FROM CUSTOMER IN THE 12 MONTHS PRIOR TO THE DATE OF THE ACTION GIVING RISE TO THE CLAIM.

11.3. Customer’s sole remedy for performance or non-performance of the terms of this Master Agreement shall be a refund of any fees paid to Blockware for the current service month. Unless applicable law requires a longer period, any action against Blockware in connection with this Master Agreement must be commenced within one year after the cause of the action has occurred.

12. INDEMNIFICATION

Customer will indemnify, hold harmless, and defend Blockware and their subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, brought by any party on account of the Services, Mining Equipment of the Facility or Customer’s receipt of Services, use of the Mining Equipment or the Facility, arising out of this Master Agreement or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, neglect or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees.

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13. MISCELLANEOUS

13.1. Representations. The Parties have not made or relied upon any representations, understandings, or other agreements not specifically set forth in this Master Agreement.

13.2. Entire Agreement. This Master Agreement, each Purchase Order, Customer onboarding form and any documents appended to or referenced in this Master Agreement represent the entire Master Agreement between the parties and is a final, complete and exclusive statement of the terms of this Master Agreement. No course of prior dealing between the parties shall be relevant or admissible to supplement, explain, or vary any of the terms of this Master Agreement. The Purchase Order shall be incorporated into, form a part of and be subject to the terms and conditions of this Master Agreement. In the event of conflict between the documents comprising this Master Agreement, the order of precedence and control shall be: (a) each Purchase Order, (b) the Master Agreement and (c) any Customer onboarding form or document appended to or referenced in this Master Agreement.

13.3. Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Master Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable laws or regulations, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of this Master Agreement shall continue in full force and effect.

13.4. Amendment. This Master Agreement may be amended or modified, and the observance of any term hereof may be waived, only by a written instrument executed by Blockware and Customer.

13.5. Assignment. Neither this Master Agreement nor any right or obligation arising under this Master Agreement may be assigned by Customer in whole or in part, without the prior written consent of Blockware. Blockware may at any time assign, transfer, delegate or subcontract any or all of their rights or obligations under this Master Agreement without Customer’s prior written consent. Subject to the restrictions on assignment of this Master Agreement, this Master Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.

13.6. Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions; fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, pandemics, acts of public enemies, inability to secure replacement parts or materials, cyber-incidents, telecommunications services, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes planned service, operation and maintenance needs.

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13.7. Governing Law; Waiver of Jury Trial; Arbitration. This Master Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of laws rules. The Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Master Agreement. Each Party agrees to submit any and all disputes concerning this Master Agreement, if not resolved between the parties, to binding arbitration under one (1) neutral, independent and impartial arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”); provided that, the arbitrator may not vary, modify or disregard any of the provisions contained in this Master Agreement. The decision and any award resulting from such arbitration shall be final and binding. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. Both Parties shall equally share the fees of the arbitrator. The arbitrator may award attorney’s fees to the prevailing party as determined by the arbitrator.

13.8. Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither Party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other’s behalf. Each Party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither Party shall have any authority to make any agreements or representations on the other’s behalf without the other’s written consent. Additionally, Blockware shall not be responsible for any costs and expenses arising from Customer’s performance of its duties and obligations pursuant to this Master Agreement.

13.9. Interpretation. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Master Agreement, and this Master Agreement shall be construed as having been jointly drafted by the parties. The titles and headings for particular paragraphs, sections and subsections of this Master Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Master Agreement.

13.10. No Third-Party Beneficiary. This Master Agreement is intended solely for the benefit of the Parties to this Master Agreement, and no third party shall have any rights, direct or indirect, under this Master Agreement.

13.11.Counterparts. This Master Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Master Agreement as of 12/10/2021 .

BLOCKWARE SOLUTIONS LLC:		The Graystone Company Inc.

By:		By:
Name:	Mason Jappa	Name:	Anastasia Shishova
Title:	CEO	Title:	CEO

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EXHIBIT A

ORDER FORM

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EXHIBIT B

BLOCKWARE SOLUTIONS NEW CLIENT ONBOARDING FORM

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